CROWN ENERGY CORPORATION
                      215 SOUTH STATE, SUITE 550
                     SALT LAKE CITY, UTAH  84111



                     AMENDMENT TO PROXY STATEMENT
                                 FOR
                    ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD OCTOBER 21, 1997




     Shareholders of the Company were provided a Proxy Statement, dated October 3, 1997, providing information about the Company, its management, its major shareholders and about the proposals for shareholder action at the upcoming Annual Meeting of Shareholders to be held on
October 21, 1997. Discussions with certain shareholders since the mailing of the Proxy Statement have resulted in the decision of the Board of Directors to amend the Crown Energy Long Term
Equity-Based Incentive Plan proposed for approval by the Shareholders. For convenience in using and understanding this Amendment to the Proxy Statement, the Company will use the same organization of topics as in the Proxy Statement. Any information or subject covered in the Proxy
Statement and not covered in this Amendment may be understood to be current and correct as set out in the Proxy Statement.


                   PROPOSALS FOR SHAREHOLDER ACTION

ITEM NO. 3:    APPROVAL OF THE CROWN ENERGY CORPORATION LONG TERM EQUITY-BASED
               INCENTIVE PLAN

     On October 10, 1997, the Board of Directors amended the Crown Energy Long Term
Equity-Based Incentive Plan to, among other immaterial and ministerial changes, allow nonemployee Directors to receive awards if granted by the Board, and to cap the number of shares subject to awards to current Executive Officers. A fuller explanation of these changes, in the context of the whole discussion of the Plan, is set out below:

     The prior discussion of the Plan set forth in the Proxy Statement is hereby amended to provide that those eligible to participate within the Plan shall consist of Company's executive officers, key employees and non-employee directors. The maximum number of shares of
Common Stock subject to Award under the Plan shall be 2,000,000 shares, subject to adjustment as provided in the Proxy Statement. The maximum number of vested shares, however, which may be awarded in any given year shall not exceed 400,000, provided, that no more than 300,000 vested shares, in the aggregate, of the foregoing shares may be awarded in any given year to full time employees of the Company, its officers or non-employee directors, who have served in such capacities for six months prior to the date of the award. In no event, may any single person receive more than 500,000 shares under the Plan during its duration. Both of the foregoing numerical limitations on Awards shall be subject to adjustment in the event of a recapitalization or other similar event as described in the Proxy Statement. The Board shall not be entitled to amend the Plan without prior Shareholder approval, although they may terminate or suspend the
Plan at any time. The Board shall determine the parties who shall receive awards under the Plan and this discretion may not be delegated to any officer of the Company.

     Approval of the Plan requires that a greater number of shares present at the Annual
Meeting vote in favor of the Plan than those which vote against it. Accordingly, abstentions or
Broker non-votes will not be counted and will have no affect on the approval of the Plan.
Approval of the Plan will not automatically result in any grant of any Awards to specific executive officers, key employees, directors or non-employee directors of the Company. If the Shareholders fail to approve the Plan in this vote, the Company will not implement it.

CERTAIN INTERESTS OF DIRECTORS

     In considering the recommendation of the Board of Directors with respect to the Plan,
Shareholders should be aware that the members of the Board of Directors have certain interests which may present them with conflicts of interest in connection with such proposal in that all
Directors would be eligible to participate in the Plan.

     The Board of Directors believes that the Plan is in the best interests of the Company and its Shareholders, and therefore, unanimously recommends a vote FOR the Plan. In considering the foregoing recommendation of the Board of Directors, Shareholders should be aware that the current members of the Board of Directors own, in the aggregate, approximately 39.7% of the shares of the Company's issued and outstanding Common Stock, including option shares
exercisable within 60 days of the Record Date.

     The approval of the Plan, however, will not affect in any manner, however, the current
Employment Agreement between the Company and Mr. Middleton, dated January 29, 1996. Any
Awards made to Mr. Middleton under the Plan will be in addition to those granted under his
Employment Agreement.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE CROWN ENERGY EQUITY-BASED LONG-TERM INCENTIVE PLAN.

           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates into the Proxy Statement its Annual Report on Form
10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. A copy of the Report Form 10-K is included within the 1996 Annual
Report to Shareholders mailed out with the Proxy Statement, with the aforementioned Report on
Form 10-Q being included for the Shareholder's Review. Shareholders not receiving a copy of these Reports should contact the Company at 801-537-5610 to request another copy.